Morgan Stanley Institutional Fund Trust - Mid
Cap Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  Lendingclub Corp.
Purchase/Trade Date:	  12/11/2015
Offering Price of Shares: $15.000
Total Amount of Offering: $58,000,000
Amount Purchased by Fund: 1,081,454 shares
Percentage of Offering Purchased by Fund:
1.865
Percentage of Fund's Total Assets: 0.23
Brokers:  Morgan Stanley, Goldman Sachs &
Co., Credit Suisse, Citigroup, Allen & Company
LLC, Stifel, BMO Capital Markets, William
Blair, Wells Fargo Securities
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.